As filed with the Securities and Exchange Commission on May 23, 2016

Registration No. 333-23651

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-0732648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Road, Suite 100

Radnor, PA 19087-5283

(610) 687-5253

(Address, including Zip Code, and Telephone Number, including Area

Code, of Registrant’s Principal Executive Offices)

Robert H. Young, Jr.

Senior Vice President and General Counsel

Airgas, Inc.

259 North Radnor-Chester Road, Suite 100

Radnor, Pennsylvania 19087

(610) 687-5253

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-4 (File No. 333-23651) (the “Registration Statement”) registering 2,411,766 shares of common stock, par value $0.01 per share (“Common Stock”), of Airgas, Inc. (the “Registrant”) issuable in connection with an Agreement and Plan of Merger dated as of March 12, 1997 between the Registrant and Carbonic Industries Corporation.

On November 17, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with L’Air Liquide, S.A., a société anonyme organized under the laws of France (“Air Liquide”) and AL Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Air Liquide (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant on May 23, 2016, with the Registrant continuing as the surviving company and as an indirect wholly owned subsidiary of Air Liquide (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than shares owned by the Registrant or any of its subsidiaries or Air Liquide or any of its subsidiaries (including Merger Sub), which were cancelled, and Dissenting Shares (as defined in the Merger Agreement)), was automatically converted into the right to receive $143.00 in cash.

In connection with the Merger, the Registrant is terminating the Registration Statement and deregistering the remaining securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby amends the Registration Statement to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Radnor, State of Pennsylvania, on May 23, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AIRGAS, INC.

By:	/s/ Robert H. Young, Jr.
Name:	Robert H. Young, Jr.
Title:	Senior Vice President and General
Counsel